Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

JBT Corporation Reports Second Quarter 2023 Results from Continuing Operations and Completes Sale of AeroTech

Second Quarter Highlights of Results from Continuing Operations: (Comparisons are to the prior year period)
◦Executed on strategy to become a pure-play food and beverage solutions provider with the previously announced sale of AeroTech to Oshkosh Corporation for $800 million; transaction closed on August 1, 2023
◦Revenue from continuing operations of $428 million increased 9 percent
◦Income from continuing operations of $28 million and earnings per share of $0.87 increased 8 and 9 percent, respectively
◦Adjusted EBITDA from continuing operations of $71 million increased 34 percent
◦Adjusted earnings per share from continuing operations of $0.97 increased 11 percent
◦Backlog from continuing operations of $697 million and orders of $445 million increased 4 percent and 13 percent, respectively

CHICAGO, August 1, 2023 - JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the second quarter of 2023. The Company also announced that it completed the sale of AeroTech to Oshkosh Corporation.

"JBT continued to capture the benefit of its product and end market diversification during the second quarter with a solid contribution from recurring revenue and healthy order demand from several end markets," said Brian Deck, President and Chief Executive Officer.

"Additionally, we are excited to announce that we completed the sale of AeroTech to Oshkosh Corporation," added Deck. "Closing the AeroTech transaction is a significant milestone, transforming JBT into a pure-play food and beverage solutions provider and positioning us for growth and margin enhancement in resilient markets."

Comparisons in this news release are to the comparable period of the prior year, unless otherwise noted. An earnings presentation with supplemental information is also available on the Company's Investor Relations website at https://ir.jbtc.com/events-and-presentations/.

Second Quarter 2023 Results from Continuing Operations

"During the second quarter, we delivered meaningful year-over-year margin improvement driven by better price-cost realization, a higher mix of recurring revenue, lower discretionary costs, and benefits from our restructuring program," said Matt Meister, Executive Vice President and Chief Financial Officer.

AeroTech's financial results were transitioned to discontinued operations in the second quarter 2023, and prior period financial results have been recast accordingly. The below paragraphs reflect JBT's results from continuing operations.

Second quarter 2023 revenue from continuing operations of $428 million increased 9 percent year over year driven by 2 percent organic growth and 8 percent from acquisitions; this was partially offset by a negative 1 percent foreign exchange impact. Income from continuing operations of $28 million increased 8 percent. Adjusted EBITDA from continuing operations of $71 million increased 34 percent, and adjusted EBITDA margin of 16.7 percent increased 320 basis points. Included in adjusted EBITDA from continuing operations was approximately $13 million in corporate related costs. Excluding corporate related costs, the adjusted EBITDA margin for JBT's FoodTech operations was 19.7 percent, which exceeded the previously provided guidance range of 18.0 - 18.75 percent.

During the second quarter, JBT incurred $3 million of expense and realized approximately $2 million in savings related to its ongoing restructuring program. Diluted earnings per share (EPS) from continuing operations of $0.87 increased 9 percent. Adjusted EPS from continuing operations of $0.97 increased 11 percent and exceeded the previously provided implied guidance range of $0.70 - $0.85. Orders from continuing operations were $445 million, an increase of 13 percent. Backlog from continuing operations of $697 million increased 4 percent.

JBT generated year to date operating cash flow from continuing operations of $63 million. Year to date free cash flow from continuing operations was $29 million. Prior to the effect of the AeroTech sale, liquidity at quarter end was approximately $600 million, and the Company's leverage ratio was 2.8x net debt to trailing twelve months pro forma adjusted EBITDA. Considering the impact from the sale of AeroTech, the second quarter leverage ratio from continuing operations would have been below 1.0x.

AeroTech Sale Completion

JBT completed the sale of its AeroTech business to Oshkosh Corporation (NYSE: OSK) in an all-cash transaction valued at $800 million, subject to customary closing items. JBT expects net proceeds after taxes and transaction costs to be approximately $650 million. The Company expects to use the net proceeds consistent with its stated capital allocation priorities, which includes paying down variable rate debt and redeploying capital to strategic acquisitions.

Profitability Measure

During the second quarter 2023, JBT formalized its most notable profitability measure as adjusted EBITDA from continuing operations. Management believes that adjusted EBITDA from continuing operations, which is EBITDA excluding items that are not reflective of ongoing operations, is useful as a performance indicator. The Company also believes that adjusted EBITDA from continuing operations is useful to investors as a measure of the Company’s operational performance and a way to evaluate and compare operating performance against peers in the Company's industry. Management believes that adjusted EBITDA margin from continuing operations is useful for the same reason as adjusted EBITDA.

2023 Outlook

The table below provides a bridge from the previous JBT full year 2023 guidance provided on April 25, 2023, to the implied continuing operations guidance, which removes the previous AeroTech guidance. It does not include any other impacts from the sale of AeroTech, including any go forward stranded costs, allocated interest expense, or transaction related expenses.

Previous FY 2023 Guidance Bridge Removing Prior AeroTech Guidance
$ millions except EPS	Previous Total JBT Guidance	Previous AeroTech Guidance	Implied Continuing Operations
Revenue	$2,315 - $2,385	($645 - $655)	$1,670 - $1,730
Net income	$145 - $161	($56 - $59)	$89 - $102
Adjusted EBITDA	$330 - $360	($77 - $82)	$253 - $278
GAAP EPS	$4.50 - $5.00	($1.75 - $1.85)	$2.75 - $3.15
Adjusted EPS	$5.00 - $5.50	($1.75 - $1.85)	$3.25 - $3.65

JBT is introducing guidance for the third quarter 2023 and updating its full year 2023 outlook to reflect continuing operations.

	As Reported YTD	Guidance
$ millions except EPS	June 30, 2023	Q3 2023	FY 2023
Revenue	$816	$410 - $425	$1,670 - $1,720
Income from continuing operations	$44	$21 - $26	$104 - $112
Adjusted EBITDA(1)	$126	$63 - $68	$263 - $278
GAAP EPS	$1.37	$0.65 - $0.80	$3.25 - $3.50
Adjusted EPS(1)	$1.57	$0.90 - $1.05	$3.80 - $4.05

(1) Non-GAAP figure. Please see supplemental schedules for adjustments and reconciliations.

JBT is pursuing additional restructuring actions during 2023 to further optimize its global cost structure. The Company now expects to incur approximately $11 - $13 million in restructuring expense for the full year 2023, bringing the total cost of the restructuring program, which was initiated in the second half of 2022, to $16 - $18 million. These restructuring actions are estimated to generate annualized run-rate savings of $18 - $20 million by mid-2024.

Included in the third quarter 2023 adjusted EBITDA from continuing operations is approximately $16 million in corporate related costs. Interest expense for the third quarter 2023 is estimated to be approximately $2 million, which includes the benefits from the net proceeds of the AeroTech sale. Additionally, JBT expects to incur approximately $7 - $8 million in restructuring expense, $1 million in LIFO expense, and $1 - $2 million in M&A related costs. The tax rate is estimated to be 22 - 23 percent.

Included in the full year 2023 adjusted EBITDA from continuing operations is approximately $57 - $60 million in corporate related costs. Interest expense for the full year 2023 is estimated to be approximately $14 million, which includes the benefits from the net proceeds of the AeroTech sale. Additionally, JBT expects to incur approximately $11 - $13 million in restructuring expense, $4 million in LIFO expense, and $7 million in M&A related costs. The tax rate is estimated to be 22 - 23 percent.

Second Quarter 2023 Earnings Conference Call

A conference call is scheduled for 9:30 a.m. ET on Wednesday, August 2, 2023, to discuss second quarter 2023 results. Participants may access the conference call through online registration at https://conferencingportals.com/event/YJodsAOG. A simultaneous webcast and audio replay of the call will be available on the Company’s Investor Relations website at https://ir.jbtc.com/events-and-presentations/.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry. JBT designs, produces and services sophisticated products and systems for a broad range of end markets, generating roughly one-half of annual revenue from recurring parts, service, rebuilds, and leasing operations. JBT Corporation employs approximately 5,200 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT’s ability to control. These forward-looking statements include, among others, statements relating to our business and our results of operations, our strategic plans, our restructuring plans and expected cost savings from those plans, our liquidity and our covenant compliance. The factors that could cause our actual results to differ materially from expectations include but are not limited to the following factors: fluctuations in our financial results; unanticipated delays or acceleration in our sales cycles; deterioration of economic conditions; including impacts from supply chain delays and reduced material or component availability; inflationary pressures, including increases in energy, raw material, freight, and labor costs; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to trade regulation, quotas, duties or tariffs; risks associated with acquisitions or strategic investments; fluctuations in currency exchange rates; changes in food consumption patterns; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; weather conditions and natural disasters; impact of climate change and environmental protection initiatives; our ability to comply with the laws and regulations governing our U.S. government contracts; acts of terrorism or war, including the recent conflict between Russia and Ukraine; termination or loss of major customer contracts and risks associated with fixed-price contracts, particularly during periods of high inflation; customer sourcing initiatives; competition and innovation in our industries; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; catastrophic loss at any of our facilities and business continuity of our information systems; cyber-security risks such as network intrusion or ransomware schemes; loss of key management and other personnel; potential liability arising out of the installation or use of our systems; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; work stoppages; fluctuations in interest rates and returns on pension assets; a systemic failure of the banking system in the United States or globally impacting our customers' financial condition and their demand for our goods and services; availability of and access to financial and other resources; and other factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition

and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed by JBT with the Securities and Exchange Commission and in any subsequently filed Form 10-Q. JBT cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

We provide non-GAAP financial measures in order to increase transparency in our operating results and trends. These non-GAAP measures eliminate certain costs or benefits from, or change the calculation of, a measure as calculated under U.S. GAAP. By eliminating these items, we believe we provide a more meaningful comparison of our ongoing operating results, consistent with how management evaluates performance. Management uses these non-GAAP measures in financial and operational evaluation, planning and forecasting.

These calculations may differ from similarly-titled measures used by other companies. The non-GAAP financial measures disclosed are not intended to be used as a substitute for, nor should they be considered in isolation of, financial measures prepared in accordance with U.S. GAAP.

Investors & Media:

Kedric Meredith
(312) 861-6034
kedric.meredith@jbtc.com

Marlee Spangler
(312) 861-5789
marlee.spangler@jbtc.com

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$427.7	$394.0	$816.2	$750.3
Cost of sales	281.4	265.3	537.9	501.8
Gross profit	146.3	128.7	278.3	248.5
Gross profit %	34.2%	32.7%	34.1%	33.1%

Selling, general and administrative expense	100.4	95.9	204.1	192.1
Restructuring expense	2.5	0.8	3.3	1.4
Operating income	43.4	32.0	70.9	55.0
Operating income %	10.1%	8.1%	8.7%	7.3%

Pension expense, other than service cost	0.2	—	0.4	—
Interest expense, net	7.1	2.1	13.6	3.9
Income from continuing operations before income taxes	36.1	29.9	56.9	51.1
Income tax provision	8.4	4.2	12.8	5.5
Income from continuing operations	27.7	25.7	44.1	45.6
Income from discontinued operations, net of taxes	3.3	7.7	12.5	13.4
Net income	$31.0	$33.4	$56.6	$59.0

Basic earnings per share from:
Continuing operations	$0.87	$0.81	$1.38	$1.42
Discontinued operations	0.10	0.24	0.39	0.42
Net income	$0.97	$1.05	$1.77	$1.84

Diluted earnings per share from net income from:
Continuing operations	$0.87	$0.80	$1.37	$1.42
Discontinued operations	0.10	0.24	0.39	0.42
Net income	$0.97	$1.04	$1.76	$1.84

Weighted average shares outstanding:
Basic	32.0	32.0	32.0	32.0
Diluted	32.1	32.1	32.1	32.1

Other business information from continuing operations:
Inbound orders	$445.4	$395.6	$851.3	$807.4
Orders backlog			$697.4	$670.4

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Income from continuing operations	$27.7	$25.7	$44.1	$45.6
Non-GAAP adjustments
Restructuring related costs(1)	2.5	0.8	3.3	1.6
M&A related costs(2)	1.1	1.9	3.6	4.5
LIFO expense	0.9	0.5	1.8	0.6
Impact on tax provision from Non-GAAP adjustments(3)	(1.2)	(0.9)	(2.3)	(2.0)
Adjusted income from continuing operations	$31.0	$28.0	$50.5	$50.3

Income from continuing operations	$27.7	$25.7	$44.1	$45.6
Total shares and dilutive securities	32.1	32.1	32.1	32.1
Diluted earnings per share from continuing operations	$0.87	$0.80	$1.37	$1.42

Adjusted income from continuing operations	$31.0	$28.0	$50.5	$50.3
Total shares and dilutive securities	32.1	32.1	32.1	32.1
Adjusted diluted earnings per share from continuing operations	$0.97	$0.87	$1.57	$1.57

(1) Includes restructuring expense as well as any charges reported in cost of products for restructuring related inventory write-offs.

(2) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(3) Impact on tax provision was calculated using the enacted rate for the relevant jurisdiction for each quarter shown.

The above table reports adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, which are non-GAAP financial measures. We use these measures internally to make operating decisions and for the planning and forecasting of future periods, and therefore provide this information to investors because we believe it allows more meaningful period-to-period comparisons of our ongoing operating results, without the fluctuations in the amount of certain costs that do not reflect our underlying operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
(Unaudited and in millions)

	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Income from continuing operations	$27.7	$16.4	$29.7	$25.7	$25.7	$19.9
Income tax provision	8.4	4.4	4.0	5.8	4.2	1.3
Interest expense, net	7.1	6.5	5.5	3.2	2.1	1.8
Depreciation and amortization	23.5	22.7	20.8	18.8	18.0	18.6
EBITDA from continuing operations	66.7	50.0	60.0	53.5	50.0	41.6
Restructuring related costs(1)	2.5	0.8	4.2	1.5	0.8	0.8
Pension expense, other than service cost	0.2	0.2	(0.1)	0.1	—	—
M&A related costs(2)	1.1	2.5	2.7	4.4	1.9	2.6
LIFO expense	0.9	0.9	1.9	1.1	0.5	0.1
Adjusted EBITDA from continuing operations	$71.4	$54.4	$68.7	$60.6	$53.2	$45.1

Total revenue	$427.7	$388.5	$441.2	$398.8	$394.0	$356.3
Adjusted EBITDA %	16.7%	14.0%	15.6%	15.2%	13.5%	12.7%

(1) Includes restructuring expense as well as any charges reported in cost of products for restructuring related inventory write-offs.

(2) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe that adjusted EBITDA is useful to investors as a measure of the Company’s operational performance and a way to evaluate and compare operating performance against peers in the Company's industry.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$42.8	$71.7
Trade receivables, net of allowances	279.6	265.6
Inventories	237.2	239.8
Other current assets	77.5	75.8
Current assets held for sale	249.7	216.1
Total current assets	886.8	869.0
Property, plant and equipment, net	246.6	245.4
Other assets	1,369.0	1,383.3
Non-current assets held for sale	85.4	85.8
Total assets	$2,587.8	$2,583.5

Liabilities and Stockholders' Equity
Short-term debt	$0.9	$0.6
Accounts payable, trade and other	137.4	170.6
Advance and progress payments	192.1	173.7
Other current liabilities	149.9	157.8
Current liabilities held for sale	129.7	117.8
Total current liabilities	610.0	620.5
Long-term debt, less current portion	949.6	977.3
Accrued pension and other post-retirement benefits, less current portion	28.7	32.0
Other liabilities	65.9	79.9
Non-current liabilities held for sale	12.4	11.1

Common stock and additional paid-in capital	219.4	215.7
Retained earnings	901.5	851.3
Accumulated other comprehensive loss	(199.7)	(204.3)
Total stockholders' equity	921.2	862.7
Total liabilities and stockholders' equity	$2,587.8	$2,583.5

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Six Months Ended June 30,
	2023	2022
Cash flows from continuing operating activities
Income from continuing operations	$44.1	$45.6

Adjustments to reconcile income to cash provided by operating activities
Depreciation and amortization	46.2	36.6
Stock-based compensation	4.6	4.0
Other	6.6	3.5

Changes in operating assets and liabilities
Trade accounts receivable, net	(15.5)	(10.8)
Inventories	0.1	(47.8)
Accounts payable, trade and other	(29.0)	21.9
Advance and progress payments	20.8	29.5
Other - assets and liabilities, net	(15.3)	(7.5)
Cash provided by continuing operating activities	62.6	75.0

Cash flows from continuing investing activities
Acquisitions, net of cash acquired	(0.1)	(0.4)
Capital expenditures	(35.3)	(42.7)
Other	0.5	0.6
Cash required by continuing investing activities	(34.9)	(42.5)

Cash flows from continuing financing activities
Net payments for domestic credit facilities	(32.8)	0.9
Dividends	(6.4)	(6.7)
Other	(1.6)	(3.5)
Cash required by continuing financing activities	(40.8)	(9.3)

Net (decrease) increase in cash and cash equivalents from continuing operations	(13.1)	23.2
Net cash required by discontinued operations	(14.7)	(31.9)
Effect of foreign exchange rate changes on cash and cash equivalents	(0.6)	(2.0)
Net decrease in cash and cash equivalents	(28.4)	(10.7)

Cash and cash equivalents from continuing operations, beginning of period	71.7	76.9
Add: Cash and cash equivalents from discontinued operations, beginning of period	1.4	1.9
Add: Net decrease in cash and cash equivalents	(28.4)	(10.7)
Less: Cash and cash equivalents from discontinued operations, end of period	(1.9)	(1.5)
Cash and cash equivalents from continuing operations, end of period	$42.8	$66.6

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
FREE CASH FLOW
(Unaudited and in millions)

	Six Months Ended June 30,
	2023	2022
Cash provided by continuing operating activities	$62.6	$75.0
Less: capital expenditures	35.3	42.7
Plus: proceeds from disposal of assets	0.5	0.6
Plus: pension contributions	1.5	2.7
Free cash flow (FCF)	$29.3	$35.6

The above table reports free cash flow, which is a non-GAAP financial measure. We use free cash flow internally as a key indicator of our liquidity and ability to service debt, invest in business combinations, and return money to shareholders and believe this information is useful to investors because it provides an understanding of the cash available to fund these initiatives. For free cash flow purposes, we consider contributions to pension plans to be more comparable to payment of debt, and therefore exclude these contributions from the calculation of free cash flow.

JBT CORPORATION
NET DEBT CALCULATION
(Unaudited and in millions)

	As of Quarter Ended			Change From
	Q2 2023	Q4 2022	Q2 2022	Prior Year-End	Prior Year
Total debt	$950.5	$977.9	$674.6	$(27.4)	$275.9
Cash and cash equivalents(1)	(44.7)	(73.1)	(68.1)	28.4	23.4
Net debt	$905.8	$904.8	$606.5	$1.0	$299.3

JBT CORPORATION
BANK TOTAL NET LEVERAGE RATIO CALCULATION
(Unaudited and in millions)

Q2 2023
Total debt	$950.5
Cash and cash equivalents(1)	(44.7)
Net debt	905.8
Other items considered debt under the credit agreement	17.7
Consolidated total indebtedness(2)	$923.5

Trailing twelve months Adjusted EBITDA from continuing operations	$255.1
Trailing twelve months Adjusted EBITDA from discontinued operations	62.8
Pro forma EBITDA of recent acquisitions(3)	3.1
Trailing twelve months pro forma Adjusted EBITDA	321.0
Other adjustments net to earnings under the credit agreement	(5.4)
Consolidated EBITDA(2)	$315.6

Bank total net leverage ratio (Consolidated Total Indebtedness / Consolidated EBITDA)	2.9

Total net debt to trailing twelve months pro forma Adjusted EBITDA	2.8

(1) Cash and cash equivalents includes cash amounts reported in assets held for sale.

(2) As defined in the credit agreement.

(3) Pro forma EBITDA related to the acquisitions in the prior twelve months.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
TO ADJUSTED DILUTED EARNINGS PER SHARE GUIDANCE
(Unaudited and in cents)

	Guidance	Guidance
	Q3 2023	Full Year 2023
Diluted earnings per share from continuing operations	$0.65 - $0.80	$3.25 - $3.50
Non-GAAP adjustments
Restructuring related costs(1)	0.23	0.37
M&A related costs(2)	0.06	0.22
LIFO expense(3)	0.03	0.11
Impact on tax provision from Non-GAAP adjustments(4)	(0.07)	(0.15)
Adjusted diluted earnings per share from continuing operations	$0.90 - $1.05	$3.80 - $4.05

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA GUIDANCE
(Unaudited and in millions)
	Guidance	Guidance
	Q3 2023	Full Year 2023
Income from continuing operations	$21.0 - $26.0	$104.0 - $112.0
Income tax provision(4)	~7.0	31.0 - 33.0
Interest expense, net	~2.0	~14.0
Depreciation and amortization	~23.0	90.0 - 95.0
EBITDA from continuing operations	53.0 - 58.0	239.0 - 254.0
Restructuring related costs(1)	~7.5	~12.0
Pension expense, other than service cost	—	~1.0
M&A related costs(2)	~1.5	~7.0
LIFO expense(3)	~1.0	~4.0
Adjusted EBITDA from continuing operations	$63.0 - $68.0	$263.0 - $278.0

(1) Restructuring related costs is estimated to be approximately $7 - $8 million and $11 - $13 million for the third quarter and full year 2023, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(2) M&A related costs are estimated to be $1.5 million and $7 million for the third quarter and full year 2023, respectively. The mid-point has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(3) LIFO expense is estimated to be approximately $1 million and $4 million for the third quarter 2023 and full year 2023, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(4) Impact on tax provision was calculated using the Company's effective tax rate of approximately 22-23%.